Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Rise Gold Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	457(c)	36,585,361 (2)	$0.13555 (3)	$4,959,145.68 (3)	0.0001531	$759.25
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	Other	3,320,000 (4)	$0.10 (4)	$332,000.00	0.0001531	$50.83
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	Other	1,142,410 (5)	$0.10 (5)	$114,241.00	0.0001531	$17.49
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	Other	1,006,750 (6)	$0.11 (6)	$110,742.50	0.0001531	$16.95
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	Other	1,006,750 (7)	$0.10 (7)	$100,675.00	0.0001531	$15.41
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	Other	18,329,266 (8)	$0.15 (8)	$2,749,389.90	0.0001531	$420.93
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	Other	1,700,000 (9)	$0.115 (9)	$195,500.00	0.0001531	$29.93
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	Other	2,882,514 (10)	$0.1735 (10)	$500,116.18	0.0001531	$76.57
	Total Offering Amounts					$9,061,810.26
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$1,387.36

(1) This registration statement also includes an indeterminate number of securities that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2) Consists of 36,585,361 shares of Common Stock offered by selling stockholders.

(3) Estimated solely for the purpose of calculating the registration fees pursuant to Rule 457(c) promulgated under the Securities Act based upon the average of the high and low prices of the Common Stock as quoted on the OTCQB on July 2, 2025, which was $0.13555.

(4) Consists of 3,320,000 shares of Common Stock issuable upon exercise of incentive stock options held by selling stockholders exercisable at $0.10 per share.

(5) Consists of 1,142,410 shares of Common Stock issuable upon exercise of common stock purchase warrants held by selling stockholders exercisable at $0.10 per share

(6) Consists of 1,006,750 shares of Common Stock issuable upon exercise of incentive stock options held by selling stockholders exercisable at $0.11 per share.

(7) Consists of 1,006,750 shares of Common Stock issuable upon exercise of common stock purchase warrants held by selling stockholders exercisable at $0.10 per share.

(8) Consists of 18,292,681 shares of Common Stock issuable upon exercise of common stock purchase warrants held by selling stockholders exercisable at $0.15 per share

(9) Consists of 1,700,000 shares of Common Stock issuable upon exercise of incentive stock options held by selling stockholders exercisable at $0.115 per share.

(10) Consists of 2,882,514 shares of Common Stock issuable upon exercise of incentive stock options held by selling stockholders exercisable at $0.1735 per share.

Table 2: Fee Offset Claims and Sources

Not Applicable.

Table 3: Combined Prospectuses

Not Applicable.